UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 6)*

Under the Securities Exchange Act of 1934

CLEARSIDE BIOMEDICAL, INC.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

185063 10 4

(CUSIP Number)

Clay Thorp

280 S. Mangum Street, Suite 350

Durham, North Carolina 27701

(919) 484-0730

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 15, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule l3G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-4822068 Hatteras Venture Advisors III, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-482290 Hatteras Venture Partners III, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person PN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-5052088 Hatteras Venture Affiliates III, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person PN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Advisors IV SBIC, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,055,052
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,055,052

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,055,052
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 5.1%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 32-0389462 Hatteras Venture Partners IV SBIC, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,055,052
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,055,052

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,055,052
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 5.1%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-4822068 Hatteras Venture Advisors IV, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 489,988
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 489,988

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 489,988
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 0.8%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 45-2827886 Hatteras Venture Partners IV, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 387,475
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 387,475

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 387,475
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 38-3890444 Hatteras NC Fund, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 102,513
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 102,513

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,513
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) John C. Crumpler
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 5,174
	8.	Shared Voting Power 3,545,040
	9.	Sole Dispositive Power 5,174
	10.	Shared Dispositive Power 3,545,040

11.	Aggregate Amount Beneficially Owned by Each Reporting Person $3,550,214
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 5.9%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Robert A. Ingram
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 10,262
	8.	Shared Voting Power 3,545,040
	9.	Sole Dispositive Power 10,262
	10.	Shared Dispositive Power 3,545,040

11.	Aggregate Amount Beneficially Owned by Each Reporting Person $3,555,302
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 5.9%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Kenneth B. Lee
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 5,174
	8.	Shared Voting Power 3,545,040
	9.	Sole Dispositive Power 5,174
	10.	Shared Dispositive Power 3,545,040

11.	Aggregate Amount Beneficially Owned by Each Reporting Person $3,550,214
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 5.9%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Clay B. Thorp
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 109,022 (1)
	8.	Shared Voting Power 3,545,040
	9.	Sole Dispositive Power 109,022 (1)
	10.	Shared Dispositive Power 3,545,040

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,654,062
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 6.1%
14.	Type of Reporting Person IN

[1]	Includes 16,522 shares held directly by the Reporting Person and 92,500 shares of Common Stock subject to options held by the Reporting Person that are exercisable within 60 days of December 20, 2022.

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Douglas Reed
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 6,392
	8.	Shared Voting Power 3,545,040
	9.	Sole Dispositive Power 6,392
	10.	Shared Dispositive Power 3,545,040

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,551,432
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 5.9%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

This Amendment No. 6 on Schedule 13D amends the statement on Schedule 13D, dated June 7, 2016, which relates to the Common Stock, par value $0.001 per share (the “Common Stock”) of Clearside Biomedical, Inc. (the “Issuer”) which was previously amended on Schedule 13D/A, dated January 20 and April 17, 2017, March 21, 2018 and July 17 and December 4, 2019 filed by:

Hatteras Venture Advisors III, LLC (“HVA III”)

Hatteras Venture Partners III, LP (“HVP III”)

Hatteras Venture Affiliates III, LP (“HV Affiliates”)

Hatteras Venture Advisors IV SBIC, LLC (“HVA SBIC”)

Hatteras Venture Partners IV SBIC, LP (“HVP SBIC”)

Hatteras Venture Advisors IV, LLC (“HVA IV”)

Hatteras Venture Partners IV, LP (“HVP IV”)

Hatteras NC Fund, LP (“Hatteras Fund”)

John C. Crumpler

Robert A. Ingram

Kenneth B. Lee

Clay B. Thorp

Douglas Reed

(collectively, the “Reporting Persons”).

Except as expressly amended below, the Schedule 13D, dated June 7, 2016, remains in effect.

Item 5.	Interest in Securities of the Issuer.

(a)	Aggregate number and percentage beneficially owned:

HVA III — 0 or 0%

HVP III — 0 or 0%

HV Affiliates — 0 or 0%

HVA SBIC— 3,055,052 or 5.1%

HVP SBIC — 3,055,052 or 5.1%

HVA IV— 489,988 or less than 1%

HVP IV — 387,475 or less than 1%

Hatteras Fund— 102,513 or less than 1%

John C. Crumpler — 3,550,214 or 5.9%

Robert A. Ingram — 3,555,302 or 5.9%

Kenneth B. Lee — 3,550,214 or 5.9%

Clay B. Thorp — 3,654,062 or 6.1%

Douglas Reed — 3,551,432 or 5.9%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 0

CUSIP No. 185063 10 4

HVP SBIC — 0

HVA IV— 0

HVP IV — 0

Hatteras Fund— 0

John C. Crumpler — 5,174

Robert A. Ingram — 10,262

Kenneth B. Lee — 5,174

Clay B. Thorp — 109,022

Douglas Reed — 6,392

(iii)	Sole power to dispose or to direct the disposition of

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 0

HVP SBIC — 0

HVA IV— 0

HVP IV — 0

Hatteras Fund— 0

John C. Crumpler — 5,174

Robert A. Ingram — 10,262

Kenneth B. Lee — 5,174

Clay B. Thorp — 109,022

Douglas Reed — 6,392

(iv)	Shared power to dispose or to direct the disposition of

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 3,055,052

HVP SBIC — 3,055,052

HVA IV— 489,988

HVP IV — 387,475

Hatteras Fund— 102,513

John C. Crumpler — 3,545,040

Robert A. Ingram — 3,545,040

Kenneth B. Lee — 3,545,040

Clay B. Thorp — 3,545,040

Douglas Reed — 3,545,040

(ii)	Shared power to vote or to direct the vote

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 3,055,052

HVP SBIC — 3,055,052

HVA IV— 489,988

HVP IV — 387,475

Hatteras Fund— 102,513

John C. Crumpler — 3,545,040

CUSIP No. 185063 10 4

Robert A. Ingram — 3,545,040

Kenneth B. Lee — 3,545,040

Clay B. Thorp — 3,545,040

Douglas Reed — 3,545,040

(c) Each of the required transactions described in this Item 5(a) were reported on Forms 4 filed by Mr. Thorp filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Act and are available on the SEC’s website at www.sec.gov, except for the following:

[insert details related to the distributions-in-kind as the final details were not reported on Forms 4]

CUSIP No. 185063 10 4

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 4, 2023

HATTERAS VENTURE ADVISORS III, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS III, LP

By:	Hatteras Venture Advisors III, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE AFFILIATES III, LP

By:	Hatteras Venture Advisors III, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV SBIC, LLC

By:	/s/ Clay B. Thorp
Manager

CUSIP No. 185063 10 4

HATTERAS VENTURE PARTNERS IV SBIC, LP

By:	Hatteras Venture Advisors IV SBIC, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS IV, LP

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS NC FUND, LP

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

*
John C. Crumpler

*
Robert A. Ingram

*
Kenneth B. Lee

CUSIP No. 185063 10 4

*
Clay B. Thorp

*
Douglas Reed

By:	/s/ Clay B. Thorp
Clay B. Thorp, as Attorney-in-Fact

This Amendment No. 6 to Schedule 13D was executed by Clay B. Thorp on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which was previously filed with the Reporting Person’s Schedule 13D filed with the SEC on June 17, 2016 and as amended on February 8 and April 25, 2017, March 21, 2018 and July 17 and December 4, 2019.